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                                                                   EXHIBIT 10.11



                           DELL COMPUTER CORPORATION



                         EXECUTIVE INCENTIVE BONUS PLAN



                              SUMMARY DESCRIPTION



         On March 1, 1995, the Board of Directors of Dell Computer Corporation (the "Company") unanimously approved the adoption of the Executive Incentive Bonus Plan (the "Plan"). The Plan was approved by the Company's stockholders at the Company's annual meeting of stockholders held on July 21, 1995. Set forth below is a description of the terms of the plan.



PURPOSE



         The purpose of the Plan is to unite strategic objectives and executive staff performance, provide significant cash rewards for continuing profitable growth and motivate short-term performance for each of the fiscal years during the term of the Plan. Key strategic objectives include (a) product leadership,
(b) productivity, cost reduction and quality, (c) attracting, developing and retaining exceptional people, (d) improving infrastructure and systems and (e) global expansion.



ADMINISTRATION



         The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), which shall consist of two or more members of the Board of Directors who are not employees of the Company and who otherwise qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.



ELIGIBILITY



         All corporate vice presidents who are members of the Company's executive staff are eligible to participate in the Plan. Plan participants are chosen solely at the discretion of the Committee.



TARGET BONUS



         Promptly after the beginning of each fiscal year, the Committee establishes a target bonus opportunity for each participant based on a percentage of the participant's base salary and level of responsibility. The percentage of the target bonus actually paid is based on the extent to which corporate and key strategic objectives are achieved. Corporate objectives may include any or all of the following: profit before tax, profit after tax, return on invested capital, return on equity, return on assets, net income and revenues. With respect to key strategic objectives, the Committee has


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determined that such information is confidential business information, disclosure of which would adversely affect the Company.



         Plan payments are calculated for each participant at the end of the fiscal year based on the achievement of annual corporate and key strategic objectives. The amount earned is paid in cash as soon as is practicable following the end of the Company's fiscal year to which the bonus pertains, provided that at the discretion of the Committee, a participant may, subject to such terms and conditions as the Committee may determine, elect to defer payment of all or any part of any bonus by complying with such procedures as the Committee may prescribe.



         The Committee must certify in writing that the performance criteria have been met prior to any payments under the Plan. Employees are not entitled to any bonus award under the Plan, however, if minimum corporate objectives are not achieved.



         The amount to be paid to each participant under the Plan will depend on the factors set forth above. However, the maximum bonus that any one individual may receive under the Plan in any one fiscal year is $2 million, and in no event more than 250% of the individual's target bonus amount. The committee may reduce (but not increase) a participant's bonus as its sole discretion. Generally, an executive must be actively employed by the Company or a subsidiary of the Company and on the payroll on the date the award is paid to receive the award. Certain pro rata awards may be made if termination of employment results from retirement, permanent disability or death.



AMENDMENT AND TERMINATION



         The Committee may terminate, suspend or amend the Plan, in whole or in part, from time to time, including to adopt amendments deemed necessary or desirable to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award granted under the Plan so long as stockholder approval required by Section 162(m) of the Internal Revenue Code has been obtained. No amendment, termination or modification may adversely affect outstanding awards under the Plan, in any manner, without the consent of the affected participants. The Committee must determine that an amendment or modification is in the best interests of all persons to whom awards have previously been granted and may not adopt an amendment or modification that would result in an increase in the amount of compensation payable under the Plan.





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